                                                                     EXHIBIT 12
                    ROCHESTER GAS AND ELECTRIC CORPORATION

             COMPUTATION OF SEC RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousand of Dollars)

                                               Year Ended December 31,
                                    --------------------------------------------
                                      2000     1999     1998     1997     1996
                                      ----     ----     ----     ----     ----
EARNINGS
--------

Net Income - Continuing Operations   $95,529  $94,488  $94,138  $95,360  $97,511

Add:
 Income Taxes (net),
  Continuing Operations               59,672   63,310   61,901   61,575   66,051
                                    --------------------------------------------

Pretax Income                        155,201  157,798  156,039  156,935  163,562
Fixed Charges                         69,453   63,317   52,474   56,903   63,132

                                    --------------------------------------------
Earnings (as defined)               $224,654 $221,115 $208,513 $213,838 $226,694
                                    ============================================

FIXED CHARGES
-------------

Interest Charges on Long Term Debt   $56,673  $53,067  $43,306  $44,615  $48,618

DOE Liability *                        5,548    4,177    4,305    4,204    3,981

Amortization of Debt Premium,
 Discount and Expense                  1,647    1,723    1,536    1,772    3,504

Other Interest                         3,921    2,820    1,852    4,904    5,824

Rentals **                             1,664    1,530    1,475    1,408    1,205

                                    --------------------------------------------
Total Fixed Charges                  $69,453  $63,317  $52,474  $56,903  $63,132
                                    ============================================

RATIO OF EARNINGS TO FIXED
 CHARGES (times)                        3.23     3.49     3.97     3.76     3.59


---------------------------------------
  * Long term liability to Federal Department of Energy for nuclear waste disposal.

 ** Rentals deemed representative of the interest factor included in rent expense.